Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

BUNKER HILL MINING CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid		Common Shares		(1)	(1)	$11,000,000	0.0001102	$1,212.20
Fees to Be Paid							—
Fees to Be Paid		Common Shares Underlying Placement Agent Warrants		(2)	(2)	$660,000	0.0001102	$72.73
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts				$11,660,000		$1,284.93
		Total Fees Previously Paid						$1,201.65
		Total Fee Offsets						N/A
		Net Fee Due						$83.28

(1)	The maximum aggregate offering price of the common shares being registered hereunder is US$11,000,000.
(2)	The common shares underlying the placement agent warrants represent 6% of the aggregate offering price of the common shares being registered hereunder.